EXHIHBIT 99.6


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                            ASSET PURCHASE AGREEMENT

                                 by and between

                               Celgene Corporation

                                  as Purchaser

                                       and

                                 EntreMed, Inc.

                                    as Seller

                          Dated as of December 31, 2002


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                                TABLE OF CONTENTS

                          ARTICLE I CERTAIN DEFINITIONS

Section 1.1       Certain Definitions..........................................1
                  -------------------
Section 1.2       Interpretation...............................................5
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                     ARTICLE II SALE AND PURCHASE OF ASSETS

Section 2.1       Transfer of Assets...........................................5
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Section 2.2       Assumed Liabilities..........................................7
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Section 2.3       Purchase Price...............................................7
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Section 2.4       Closing......................................................7
                  -------
Section 2.5       Nonassignable Assets.........................................8
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Section 2.6       Opinion of Counsel...........................................8
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              ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1       Organization.................................................8
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Section 3.2       Authority....................................................9
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Section 3.3       No Conflict; Required Filings and Consents...................9
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Section 3.4       Permits; Compliance With Law.................................9
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Section 3.5       Absence of Certain Changes or Events........................10
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Section 3.6       Title to Assets; Sufficiency of Assets......................11
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Section 3.7       Assumed Contracts...........................................11
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Section 3.8       Conveyed Intellectual Property..............................11
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Section 3.9       Litigation..................................................12
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Section 3.10      Brokers.....................................................12
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Section 3.11      Preclinical Testing and Clinical Trials.....................13
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Section 3.12      Certain Regulatory Matters..................................13
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Section 3.13      Taxes.......................................................14
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             ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1       Organization................................................14
                  ------------
Section 4.2       Authority...................................................15
                  ---------
Section 4.3       No Conflict; Required Filings and Consents..................15
                  ------------------------------------------
Section 4.4       Litigation..................................................15
                  ----------
Section 4.5       Brokers.....................................................16
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                               ARTICLE V COVENANTS

Section 5.1       Conduct of the Business.....................................16
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Section 5.2       Access to Information; Confidentiality; Cooperation.........17
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Section 5.3       Appropriate Action; Consents; Filings.......................18
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Section 5.4       Further Assurances..........................................19
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Section 5.5       Tax Matters.................................................19
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Section 5.6       Publicity...................................................20
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Section 5.7       Certain Provisions Relating to the Transfer.................20
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Section 5.8       Supplemental Disclosure.....................................20
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Section 5.9       Closing Documents...........................................20
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Section 5.10      Patent Prosecution..........................................21
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Section 5.11      Non-Competition.............................................21
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Section 5.12      Confidentiality.............................................22
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Section 5.13      Rights to Certain Technologies of Seller....................23
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                              ARTICLE VI CONDITIONS

Section 6.1       Conditions to Each Party's Obligations......................23
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Section 6.2       Conditions to Obligations of Purchaser......................23
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Section 6.3       Conditions to Obligations of Seller.........................24
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                      ARTICLE VII TERMINATION AND AMENDMENT

Section 7.1       Termination.................................................24
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Section 7.2       Effect of Termination.......................................25
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Section 7.3       Amendment...................................................25
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Section 7.4       Extension; Waiver...........................................25
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                     ARTICLE VIII SURVIVAL; INDEMNIFICATION

Section 8.1       Survival Period.............................................26
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Section 8.2       Indemnification.............................................26
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Section 8.3       Indemnification Procedures..................................27
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Section 8.4       Qualifications on Liability.................................28
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                            ARTICLE IX MISCELLANEOUS

Section 9.1       Notices.....................................................28
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Section 9.2       Descriptive Headings........................................29
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Section 9.3       Counterparts; Facsimile Signatures..........................29
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Section 9.4       Entire Agreement............................................30
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Section 9.5       Fees and Expenses...........................................30
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Section 9.6       Governing Law...............................................30
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Section 9.7       WAIVER OF JURY TRIAL........................................30
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Section 9.8       Assignment..................................................30
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Section 9.9       Parties in Interest.........................................31
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Section 9.10      Interpretation..............................................31
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Section 9.11      Severability................................................31
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Section 9.12      Payments....................................................31
                  --------
Section 9.13      Bulk Sales Laws.............................................31
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                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 31st day of December, 2002, by and between Celgene Corporation, a Delaware corporation ("Purchaser"), and EntreMed, Inc., a Delaware corporation
("Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, Seller is engaged in the Business;

                  WHEREAS, Purchaser has agreed to acquire from Seller, and Seller has agreed to sell to Purchaser, the Conveyed Assets on the terms and subject to the conditions set forth herein; and

                  WHEREAS, Purchaser has agreed to assume the Assumed Liabilities on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

                  Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  "Analog Patents" has the meaning ascribed thereto in the Exclusive License Agreement.

                  "Assignment of Intellectual Property" shall mean the instrument evidencing the assignment to Purchaser of all of Seller's and its Subsidiaries' right, title and interest in and to the Conveyed Intellectual Property, which shall be in form and substance reasonably satisfactory to Purchaser and Seller.

                   "Bill of Sale" shall mean the bill of sale transferring to Purchaser all of Seller's and its Subsidiaries' right, title and interest in and to the Conveyed Assets, which shall be in form and substance reasonably satisfactory to Purchaser and Seller.


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                  "Business" shall mean the business of researching and
developing pharmaceutical drug products, medical devices, diagnostic products, veterinary products, vaccines, prophylactics and other commercial products that contain Thalidomide Analogs as an active ingredient, including, without limitation, Thalidomide Analogs of a type contemplated by the Analog Patents.

                  "Business Day" shall mean any day on which banks are not required or authorized to close in New York, New York.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "control" (including the terms "controlled by" and "under common control with") shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by contract or credit arrangement or otherwise.

                   "Exclusive License Agreement" shall mean the Exclusive License Agreement among Purchaser, Children's Medical Center Corporation and, for purposes of certain provisions thereof, Seller, in the form attached as
Exhibit 1 to the Settlement Agreement.

                  "GAAP" shall mean United States generally accepted accounting principles consistently applied.

                  "Governmental Entity" shall mean a domestic or foreign court, legislature, governmental agency, governmental commission, or a judicial or regulatory authority of any government.

                  "Instrument of Assignment and Assumption" shall mean the instrument evidencing Seller's and its Subsidiaries' assignment to Purchaser of the Assumed Liabilities, which shall be in form and substance reasonably satisfactory to Purchaser and Seller.

                  "Intellectual Property" shall mean statutory and common law trademarks, service marks, trade names, Internet domain names, designs, trade dress, logos, slogans and general intangibles of like nature, together with registrations and applications relating to any of the foregoing; patents and copyrights, together with registrations and applications relating to any of the foregoing; Software; confidential information, data, compilations, technology, Know-How and goodwill relating to any of the foregoing, and all rights to sue and recover damages or obtain injunctive relief for past and future infringement, misappropriation, violation, dilution or breach of any of the foregoing.

                   "IRS" shall mean the Internal Revenue Service.

                  "Know-How" shall mean any information, in any form whatsoever, relating to Thalidomide Analogs, whether such information is patentable or not, including without limitation technical and non-technical information, marketing,


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cost, and sales information, know-how, skill, knowledge, experience, machinery, equipment and equipment designs, inventions, invention disclosure statements, notebooks, practices, methods, processes, procedures, manufacturing technology, compositions, reagents, devices, formulae, chemical structures and models, formulations, protocols, methodologies, techniques, algorithms, designs, drawings, plans, diagrams, specifications, models, samples, materials (including without limitation chemical and biological materials), data (including without limitation pharmacological, toxicological and clinical test data, analytical and quality assurance and quality control data), assays, and the results (including without limitation of experimentation, tests and assays), to the extent such information relates to or is used, useful, or potentially useful in, the conduct of the Business, expressly including, without limitation, the items set forth in
Section 1.1 of the Seller Disclosure Letter.

                  "knowledge" of any Person that is not an individual shall mean, with respect to any specific matter, the knowledge, after reasonable inquiry, of such Person's executive officers and any other officer having responsibility for such matter.

                  "Law" shall mean any foreign or domestic law, including the common law, statute, code, rule, regulation, ordinance, order, judgment, writ, injunction or decree.

                  "Lien" shall mean any lien, security interest, pledge, mortgage, claim, charge, hypothecation or other encumbrance of any nature whatsoever.

                  "Litigations" has the meaning ascribed thereto in the Settlement Agreement.

                  "Material Adverse Effect" shall mean any fact, event, circumstance or condition (excluding general economic conditions) that has a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, assets, liabilities or prospects of the Business or the ability of Seller to perform any of its material obligations under, or to consummate the transactions contemplated by, this Agreement.

                  "Permitted Liens" shall mean: (i) Liens for Taxes or assessments which are not yet due and payable or are being contested in good faith by appropriate proceedings; (ii) mechanics', warehousemens', materialmens', contractors', workmens', repairmens', carriers' and other similar Liens; and (iii) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

                  "Person" shall mean any individual, group, corporation, partnership or other organization or entity.

                  "Prosecution" has the meaning ascribed thereto in the Exclusive License Agreement.

                  "Regulatory Filings" shall mean any and all applications made to the United States Food and Drug Administration or any other analogous United


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States or foreign regulatory agency or authority, seeking approval to investigate, market, or sell any Thalidomide Analog, including without limitation all Investigational New Drug Applications, New Drug Applications, Abbreviated New Drug Applications and Orphan Drug Status applications, and all grants of any such applications, and of any other rights to investigate, market or sell any Thalidomide Analog, and all extensions of all such grants and rights.

                  "Related Instruments" shall mean the Bill of Sale, the Instrument of Assignment and Assumption, the Assignment of Intellectual Property, the Exclusive License Agreement, the Securities Purchase Agreement and the Settlement Agreement.

                  "Securities Purchase Agreement" shall mean the Securities Purchase Agreement between Purchaser and Seller in the form of Exhibit A hereto, together with all exhibits thereto.

                  "Seller Disclosure Letter" shall mean the disclosure letter delivered by Seller to Purchaser in connection with the execution of this Agreement.

                  "Settlement Agreement" shall mean the Settlement and Mutual Release Agreement between Purchaser and Seller in the form of Exhibit B hereto, and all Exhibits thereto, including without limitation the Exclusive License Agreement among Purchaser, Children's Medical Center Corporation, and, for purposes of certain provisions thereof, Seller, attached thereto as Exhibit 1, and the Stipulations of Dismissal executed on behalf of both Seller and Purchaser, attached thereto as Exhibits 2 and 3.

                  "Software" shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

                  "Tax Return" shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

                  "Taxes" shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties,


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additions to tax or additional amounts in respect of any of the foregoing
(whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by Law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                  "Thalidomide Analogs" has the meaning ascribed thereto in the Exclusive License Agreement.

                  "Transaction Taxes" shall mean any and all sales, use, transfer, filing, conveyance, recording, gross receipts, value added and similar taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of any of the foregoing (whether disputed or not), and any transferee or secondary liability in respect of any of the foregoing (whether imposed by Law, contractual agreement or otherwise).

                  Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word "including" means "including without limitation."

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

                  Section 2.1 Transfer of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver (and Seller shall cause its Subsidiaries to sell, assign, convey, transfer and deliver) to Purchaser, and Purchaser shall purchase, all assets, properties and rights owned by Seller or any of its Subsidiaries, or to which any of them is entitled, belonging to, used or intended to be used in the Business, of every kind and description and wherever located, free and clear of all Liens (except for Permitted Liens), including, without limitation, all of Seller's and its Subsidiaries' rights, title and interest in and to the assets set forth below, but excluding the Excluded Assets (collectively, the "Conveyed Assets"):

                           (i) all Intellectual Property relating to the
                  Business, including the Intellectual Property set forth in
                  Section 2.1(a)(i) of the Seller Disclosure Letter (the "Conveyed Intellectual Property"), all tangible embodiments of all such Conveyed Intellectual Property and true and complete files relating to the Prosecution, assertion, enforcement or defense of any of the Conveyed Intellectual Property;


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                           (ii) all rights and interest as of the Closing in and
                  to the contracts, agreements, arrangements, commitments and understandings (collectively, "Contracts") relating to the Business and listed on Section 2.1(a)(ii) of the Seller Disclosure Letter, which schedule shall include all applicable patent licenses and consulting agreements regarding FDA and patent matters (the "Assumed Contracts");

                           (iii) all pre-clinical and clinical data and market
                  research data used in connection with the Business, all web site content and all records, including supplier lists, manufacturing records, sampling records, product samples, standard operating procedures and batch records relating to the Business;

                           (iv) all Permits and applications for Permits, but
                  only to the extent Seller is permitted to transfer such Permits and applications;

                           (v) All books, records, files and papers, whether in
                  hard copy or computer format, to the extent they contain information relating to the Business, including, without limitation, all financial records, correspondence and other documents and all notices to or from, and filings and other communications with, the FDA, the U.S. Patent and Trademark Office and other patent offices;

                           (vi) All claims, causes of action, rights of recovery
                  and rights of set-off of any kind pertaining solely to, or arising solely out of, the Business;

                           (vii) All Regulatory Filings; and

                           (viii) The goodwill of the Business together with the
                  right of Purchaser to represent itself to third parties as the successor-in-interest to the Business.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the term "Conveyed Assets" shall not include: (i) any cash, cash equivalents, bank deposits or similar cash items of Seller as of the Closing Date; (ii) rights under the Assumed Contracts relating to the performance or non-performance of such Assumed Contracts prior to the Closing; (iii) all rights of Seller under this Agreement and the Related Instruments; (iv) any interests in any real estate; (v) any rights to refunds, rebates or abatements of any Taxes with respect to the Conveyed Assets or the Business that relate to any period ending on or prior to the Closing Date; (vi) any insurance policies of Seller or its Affiliates or rights thereunder or proceeds thereof; and (vii) assets under any employee benefit plan of Seller or any of its Subsidiaries (the rights, properties and assets expressly excluded from "Conveyed Assets" by this
Section 2.1(b) are referred to collectively as the "Excluded Assets").


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                  Section 2.2 Assumed Liabilities. (a) In partial consideration of the sale of the Conveyed Assets to Purchaser, at the Closing, Purchaser shall assume only the following liabilities and obligations of Seller and its Subsidiaries to the extent related to the Business or the Conveyed Assets, in each case only to the extent arising and relating solely to the period after the Closing (collectively, the "Assumed Liabilities"):

                           (i) all liabilities and obligations under the Assumed
                  Contracts;

                           (ii) all liabilities and obligations specifically
                  assumed by Purchaser pursuant to other provisions of this Agreement;

                           (iii) all liabilities and obligations with respect to
                  the Permits to the extent such Permits are Conveyed Assets.

                  (b) Except as otherwise provided in Section 2.2(a), Seller and its Subsidiaries shall retain all, and Purchaser shall not assume, pay, perform, defend or discharge any, liabilities and obligations of Seller and its Subsidiaries of any and every kind whatsoever, whether disclosed, undisclosed, direct, indirect, absolute, contingent, secured, unsecured, accrued, known, unknown or otherwise (collectively, the "Excluded Liabilities").

                  Section 2.3 Purchase Price. In consideration for the sale of the Conveyed Assets and the Settlement Agreement, at the Closing Purchaser shall
(i) assume the Assumed Liabilities and (ii) pay to Seller a purchase price equal to $10,000,000 (the "Purchase Price"). The Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account designated in writing by Seller at least two Business Days prior to the Closing Date.

                  Section 2.4 Closing. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day following the satisfaction or waiver of the conditions set forth in
Article VI hereof (other than those conditions which, by their nature, can only be satisfied at Closing), at 10:00 a.m. (New York City time), at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following: (i) a duly executed Bill of Sale; (ii) a duly executed Instrument of Assignment and Assumption; (iii) a duly executed Assignment of Intellectual Property; (iv) the Exclusive License Agreement duly executed by Seller and Children's Medical Center Corporation; (v) a duly executed Securities Purchase Agreement; (vi) a duly executed Settlement Agreement, together with duly executed originals of the Stipulations of Dismissal attached thereto as Exhibits 2 and 3; (vii) an opinion of counsel to Seller, in form and substance reasonably satisfactory to Purchaser; (viii) consents, approvals, authorizations, waivers and Permits of all Persons and


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Governmental Entities necessary for Purchaser to operate the Business and use the Conveyed Assets substantially as heretofore operated and used; (ix) evidence of the release of all Liens on the Conveyed Assets, in form and substance reasonably satisfactory to Purchaser; and (x) such other documents as may be reasonably requested by Purchaser to vest in Purchaser good and marketable to the Conveyed Assets.

                  (c) At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following: (i) cash in the amount of the Purchase Price by wire transfer of immediately available funds; (ii) a duly executed Instrument of Assignment and Assumption; (iii) a duly executed Exclusive License Agreement;
(iv) a duly executed Securities Purchase Agreement; and (v) a duly executed Settlement Agreement, together with duly executed originals of the Stipulations of Dismissal attached thereto as Exhibits 2 and 3.

                  Section 2.5 Nonassignable Assets.

                  Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Conveyed Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity (a "Nonassignable Asset"), unless and until such consent shall have been obtained. From and after the Closing, Seller shall use reasonable best efforts and shall cooperate with Purchaser to the extent requested by Purchaser to obtain any such necessary consents and, to the extent that such consents are not obtained, use reasonable best efforts to assure Purchaser of the benefits of such Conveyed Assets under reasonable and lawful arrangements. Notwithstanding anything to the contrary contained in this Agreement, to the extent that such consents are not obtained, or the benefits of such Conveyed Assets are not provided to Purchaser, Purchaser shall have no obligations with respect thereto.

                  Section 2.6 Opinion of Counsel. Contemporaneously with the execution and delivery of this Agreement, Arnold & Porter, counsel to Seller, is delivering its opinion addressed to Purchaser with respect to the matters set forth in Sections 3.1 and 3.2 hereof.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows (reference to Seller in this Article III shall include its Subsidiaries, unless the context otherwise requires):

                  Section 3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite power and authority to own, lease and operate the Conveyed Assets and to conduct the Business as it is now being conducted.


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                  Section 3.2 Authority. Seller has the requisite power and
authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Related Instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been authorized by all requisite corporate action on the part of Seller and no other authorization of Seller or its shareholders is required to authorize the execution and delivery by Seller of this Agreement or the Related Instruments, the performance by Seller of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Seller and constitutes, and each Related Instrument that is to be executed and delivered by Seller will constitute when executed and delivered by Seller, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  Section 3.3 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.3(a) of the Seller Disclosure Letter, the execution and delivery by Seller of this Agreement and the Related Instruments do not, and the performance by Seller of its obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of Seller's certificate of incorporation or Seller's bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b) have been obtained and that all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller or by which any of the Conveyed Assets is bound, or (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b) have been obtained and that all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, any Assumed Contract or result in the creation of a Lien on any Conveyed Asset.

                  (b) The execution and delivery by Seller of this Agreement and the Related Instruments do not, and the performance by Seller of its obligations under this Agreement and the Related Instruments will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as set forth in Section 3.3(b) of the Seller Disclosure Letter and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of this Agreement or the Related Instruments by Seller.

                  Section 3.4 Permits; Compliance With Law. (a) Seller is in possession of all authorizations, licenses, permits, registrations, certificates, approvals and clearances of Governmental Entities (including under


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the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the United States Food and Drug Administration (the "FDA") promulgated thereunder) necessary to own, lease and operate the Conveyed Assets and to carry on the Business as it is being conducted as of the date hereof (the "Permits"), and all such Permits are valid and in full force and effect.

                  (b) Seller's conduct of the Business has not and does not conflict with or violate in any material respect (i) any Law applicable to the Business or by which any Conveyed Asset is bound or affected or (ii) any Permits. There are no outstanding notices of violations, demands, claims, orders, judgments, writs, injunctions or decrees of any Governmental Entity or any third party that apply to the Conveyed Assets or the Business that restrict the ownership, disposition or use of the Conveyed Assets or the conduct of the Business in any material respect or that otherwise seek to impose liability or obligations on Seller under applicable Law.

                  Section 3.5 Absence of Certain Changes or Events. Except as set forth in Section 3.5 of the Seller Disclosure Letter, since December 31, 2001, except as expressly contemplated by this Agreement, with regard to the Conveyed Assets, Seller has not suffered a Material Adverse Effect with respect to the Business and has conducted the Business in the ordinary course and Seller has not, with respect to the Business:

                  (a) subjected any of the Conveyed Assets to any Liens, other than Permitted Liens;

                  (b) sold, assigned, transferred, leased, subleased, licensed, sublicensed or otherwise disposed of, to any third party, any properties or assets necessary for the conduct of, or used in, the Business, other than in the ordinary course of business;

                  (c) entered into, terminated or amended any Contract, other than in the ordinary course of business;

                  (d) transferred to any third party any rights under any license, sublicense or other agreement with respect to any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Exclusive License Agreement;

                  (e) surrendered, revoked or otherwise terminated any Permit, other than in the ordinary course of business;

                  (f) incurred any Assumed Liabilities, other than in the ordinary course of business;

                  (g) waived, released or assigned any rights in connection with the Business, other than in the ordinary course of business; or

                  (h) agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

                  Section 3.6 Title to Assets; Sufficiency of Assets. (a) Seller has, and at the Closing Seller will deliver to Purchaser, good, valid and marketable title to all of the Conveyed Assets free and clear of all Liens, other than Permitted Liens.

                  (b) The Conveyed Assets and the rights of Purchaser under the Exclusive License Agreement include all assets and Intellectual Property that are necessary for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted by Seller, except for the Excluded Assets. None of the Conveyed Assets is used by Seller or any Affiliate of Seller in connection with any business or enterprise other than the Business.

                  Section 3.7 Assumed Contracts. True and complete copies of all Assumed Contracts have been delivered or made available to Purchaser. Each of the Assumed Contracts is valid and binding on Seller and the other parties thereto and is in full force and effect, and, upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.3(a) of the Seller Disclosure Letter are not obtained, shall continue in full force and effect without penalty or other adverse consequences. Except as set forth in Section 3.7 of the Seller Disclosure Letter, neither Seller nor, to the knowledge of Seller, any other party thereto is in material default under any Assumed Contract (and no condition exists that, with notice or lapse of time or both, would become such a material default by any such party).

                  Section 3.8 Conveyed Intellectual Property. Except as set forth in Section 3.8 of the Seller Disclosure Letter:

                           (i) Seller owns or has exclusive rights to the
                  Conveyed Intellectual Property free and clear of all Liens, other than Permitted Liens;

                           (ii) the Conveyed Intellectual Property and the
                  Intellectual Property that is the subject of the Exclusive License Agreement have been duly maintained and have not been cancelled, expired or abandoned;

                           (iii) Except for the Litigations, Seller has not
                  received notice from any third party regarding any actual or potential infringement or misappropriation by Seller of any Intellectual Property of such third party relating to the Conveyed Assets, the Business or any Intellectual Property that is the subject of the Exclusive License Agreement, and Seller has no knowledge of any reasonable basis for such a claim against Seller. Seller is not aware of any issued third party patents or other third party intellectual property rights that would be infringed by the exercise by Purchaser of any right granted to it under this Agreement or the Exclusive License Agreement;

                           (iv) Except for the Litigations, Seller has not
                  received notice from any third party regarding any assertion or claim challenging the validity of any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Exclusive License Agreement and Seller has no knowledge of any reasonable basis for such a claim;

                           (v) Except for the Litigations, to the knowledge of
                  Seller, no third party is misappropriating, infringing, diluting or violating any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Exclusive License Agreement. Seller has not notified any third party that it may be misappropriating, infringing, diluting or violating any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Exclusive License Agreement;

                           (vi) Except for the Litigations, Seller has not
                  received any notice of interfering subject matter with respect to any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Exclusive License Agreement, and is not aware of any third party patents or patent applications that contain any interfering subject matter with any of same or any inventorship challenges raised by a third party relating to any of same;

                           (vii) Seller has complied with the required duty of
                  candor and good faith in dealing with the United States Patent and Trademark Office with respect to the Conveyed Intellectual Property, including the duty to disclose all information believed to be material to the patentability of same; and

                           (viii) To the knowledge of Seller, no third party,
                  including any academic organization or Governmental Entity, possesses rights to any of the Conveyed Intellectual Property or any Intellectual Property that is the subject of the Exclusive License Agreement.

                  Section 3.9 Litigation. Except as set forth in Section 3.9 of the Seller Disclosure Letter, there is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or any of its licensors (including Children's Medical Center Corporation) in respect of the Conveyed Assets or the Business. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller that challenges the transactions contemplated by this Agreement or the Related Instruments and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby or thereby.

                  Section 3.10 Brokers. No broker, finder or investment banker (other than Ferghana Partners Inc., all fees of which shall be paid by Seller in connection with the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

                  Section 3.11 Preclinical Testing and Clinical Trials. To Seller's knowledge, the human clinical trials, animal studies and other preclinical tests conducted by Seller or in which Seller has participated, and such studies and tests conducted on behalf of Seller, with respect to the Business were and, if still pending, are being conducted in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the preclinical or clinical study of comparable products. Neither Seller nor any agent or representative of Seller has received any written notice or correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of Seller or in which Seller has participated with respect to the Business. To Seller's knowledge, no clinical investigator acting for Seller with respect to the Business has been or is now, or is threatened to become, the subject of any disbarment or disqualification proceedings by any Governmental Entity.

                  Section 3.12 Certain Regulatory Matters. With respect to the
Business:

                  (a) Section 3.12(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all Regulatory Filings and all material written communications between the Seller, on the one hand, and the FDA or any other Governmental Entity, on the other hand, and all written summaries of material discussions between any such parties. Seller has made available to Purchaser copies of all such documents.

                  (b) Seller has filed with the FDA and all applicable state, local and foreign regulatory bodies for, and received approval of, all Regulatory Filings and all other registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the Business as currently conducted and as currently proposed to be conducted. Seller is and has been in compliance in all material respects with all such Regulatory Filings, registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations. Seller is and has been in compliance in all material respects with all FDA, state, local and foreign rules, regulations, guidelines and policies, including, but not limited to, FDA, state, local and foreign rules, regulations, guidelines and policies relating to good manufacturing practice ("GMP") and good laboratory practice ("GLP"). Seller has no reason to believe that any party granting any such Regulatory Filing, registration, application, license, request for exemption, permit or other regulatory authorization is considering terminating, limiting, suspending, revoking, canceling, rescinding, refusing to renew in the ordinary course or modifying the same and knows of no basis for any such action.

                  (c) Seller is in compliance in all material respects with all obligations arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable state, local or foreign Governmental Entity.

                  (d) Seller has disclosed to Purchaser any warning letters or Form 483s or similar notices, or other correspondence relating to Seller's compliance status under applicable legal requirements, from the FDA or any comparable state, local or foreign Governmental Entity within the last three years.

                  (e) Neither Seller nor, to Seller's knowledge, any of its officers, employees, independent contractors or agents has knowingly committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

                  (f) Neither Seller nor, to Seller's knowledge, any of its officers, employees, independent contractors or agents has been convicted of any crime or engaged in any conduct which could result in debarment under 21 U.S.C. ss. 335a or any similar state, local or foreign Law.

                  (g) There are no proceedings pending or, to Seller's knowledge, threatened with respect to a violation by Seller of the Food, Drug and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Entity that reasonably might be expected to result in criminal liability.

                  Section 3.13 Taxes. Seller has timely filed all material Tax Returns required to be filed with respect to Taxes pertaining, in whole or in part, to the Conveyed Assets or the Business. All such Tax Returns are true, correct and complete in all material respects, and Seller has duly paid all Taxes shown on such Tax Returns and has paid or made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of such Tax Returns. Seller has not received notice from a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction. There are no Tax Liens upon any of the Conveyed Assets, except Permitted Liens.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

                  Section 4.2 Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Related Instruments, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been authorized by all requisite corporate action on the part of Purchaser and no other authorization of Purchaser or its shareholders is required to authorize the execution and delivery by Purchaser of this Agreement or the Related Instruments, the performance by Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Purchaser and constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  Section 4.3 No Conflict; Required Filings and Consents. (a) The execution and delivery by Purchaser of this Agreement and the Related Instruments do not, and the performance by Purchaser of its obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of Purchaser's certificate of incorporation or Purchaser's bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Purchaser or by which any material property or asset of Purchaser is bound or (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any material contract to which Purchaser is a party or by which Purchaser is bound.

                  (b) The execution and delivery by Purchaser of this Agreement and the Related Instruments do not, and the performance by Purchaser of this Agreement and the Related Instruments will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of this Agreement or the Related Instruments by Purchaser.

                  Section 4.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser that challenges the transactions contemplated by this Agreement or the Related Instruments and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby or thereby.

                  Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V

                                    COVENANTS

                  Section 5.1 Conduct of the Business. During the period from the date hereof to the Closing, except as otherwise expressly provided in this Agreement, or unless Purchaser shall otherwise consent in writing, Seller shall, and shall cause its Subsidiaries to, (x) operate the Business in the ordinary course of business consistent with past practice and (y) use its reasonable best efforts to preserve substantially intact the Conveyed Assets and the Business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing, without the prior written consent of Purchaser, Seller shall not, and shall cause its Subsidiaries not to:

                           (i) subject any of the Conveyed Assets to any Lien,
                  other than Permitted Liens;

                           (ii) sell, assign, transfer, lease, sublease,
                  license, sublicense or otherwise dispose of any Conveyed Assets, other than in the ordinary course of business;

                           (iii) transfer to any third party any rights, whether
                  under licenses, sublicenses, other agreements or otherwise, with respect to any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Exclusive License Agreement;

                           (iv) enter into, terminate or amend any Contract that
                  constitutes or would constitute an Assumed Contract, except in the ordinary course of business;

                           (v) abandon or terminate any clinical trials relating
                  to the Business other than in the ordinary course of business (including for safety concerns) or in accordance with the terms of existing arrangements with respect to such clinical trials;

                           (vi) surrender, revoke or otherwise terminate any
                  Permit, other than in the ordinary course of business;

                           (vii) incur any Assumed Liabilities, other than in
                  the ordinary course of business;

                           (viii) waive, release or assign any rights in
                  connection with the Business, other than in the ordinary course of business; or

                           (ix) agree, whether in writing or otherwise, to do
                  any of the foregoing.

                  Section 5.2 Access to Information; Confidentiality; Cooperation. (a) After the date hereof and prior to the Closing, Seller shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to Seller's properties, books, records, contracts, commitments and personnel relating to the Conveyed Assets, the Assumed Liabilities or the Business, and Seller shall furnish promptly to Purchaser such information concerning the Conveyed Assets, the Assumed Liabilities or the Business as Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to materially interfere with the operation of Seller's business. Notwithstanding the foregoing, (i) Seller need not disclose to Purchaser any information that would violate applicable Law, result in a breach of attorney-client privilege or violate any confidentiality agreement or similar agreement or arrangement to which Seller is a party and (ii) Seller may redact such portions of its books and records that do not directly relate to the Conveyed Assets, the Assumed Liabilities or the Business.

                  (b) Purchaser will, and will cause its representatives to, hold any such information obtained pursuant to Section 5.2(a) in confidence, except to the extent any such information (i) is or becomes publicly available other than as a result of a breach of this Section 5.2(b), (ii) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller, provided that such source is not known to Purchaser to be bound by a confidentiality agreement with Seller or otherwise prohibited from transmitting the information to Purchaser by a contractual, legal or fiduciary obligation,
(iii) was in the possession of Purchaser prior to its being furnished to it by Seller, (iv) has been or is independently developed by Purchaser or (v) is required to be disclosed by Law or Governmental Entity.

                  (c) Following the Closing, for so long as such information is retained by Purchaser (which shall be for no less than the period of time that Purchaser customarily would retain similar information), Purchaser shall permit Seller and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Purchaser, to the books, records and personnel relating to the Conveyed Assets, the Assumed Liabilities or the conduct of the Business by Seller, to the extent that such access may be reasonably required (i) in connection with the preparation of Seller's accounting records or with any audits, (ii) in connection with the preparation of any Tax Returns or with any Tax audits, (iii) in connection with any suit, claim, action, proceeding or investigation relating to Seller's conduct of the Business or (iv) in connection with any regulatory filing or matter; provided, that such access shall be conducted in such a manner as not to materially interfere with Purchaser's business, and provided, further, that Seller shall reimburse Purchaser promptly for all reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with any such request. Notwithstanding the foregoing, (i) Purchaser need not disclose to Seller any information which would violate applicable Law, result in a breach of attorney-client privilege or violate any confidentiality agreement or similar agreement or arrangement to which Purchaser is a party and (ii) Purchaser may redact such portions of its books and records that do not directly relate to the Conveyed Assets, the Assumed Liabilities or the Business. Purchaser may, as it deems reasonably necessary or advisable, designate any competitively sensitive information provided to Seller under this Section 5.2(c) as available to "outside counsel and retained experts only."

                  (d) Purchaser shall, and shall instruct its employees to, at Seller's request, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Business that is brought against Seller or any of its Affiliates at any time after the Closing; provided, however, that Seller shall reimburse Purchaser promptly for all reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with any such request.

                  (e) Seller shall, and shall instruct its employees to, at Purchaser's request, cooperate with Purchaser as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Business that is brought against Purchaser or any of its Affiliates at any time after the Closing; provided, however, that Purchaser shall reimburse Seller promptly for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with any such request.

                  Section 5.3 Appropriate Action; Consents; Filings. (a) Subject to Section 5.3(c) hereof, Seller and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained by Seller or Purchaser or any of their respective Affiliates to consummate the transactions contemplated by this Agreement or (B) to avoid any action or proceeding by any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as promptly as practicable; (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the FDCA or any other applicable Law; (iii) obtain all necessary consents, waivers, approvals and authorizations of third parties; and (iv) defend any suits or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby. Seller and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Purchaser shall have the right to review in advance, and, to the extent practicable and reasonable, each shall consult the other on, all the information relating to Seller or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Seller and Purchaser may, as each deems reasonably necessary or advisable, designate any competitively sensitive information provided to the other under this Section 5.3(a) as available to "outside counsel and retained experts only." Such information shall be given only to outside counsel of the recipient. In addition, Purchaser and Seller may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission.

                  (b) Without limiting Section 5.3(a), but subject to Section 5.3(c), Purchaser and Seller shall use their respective reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval, authorization or amendment from, and to provide any notice to, applicable Governmental Entities and third parties required to assign or transfer any Conveyed Asset to Purchaser.

                  (c) Notwithstanding anything in this Agreement to the contrary (including paragraphs (a) and (b) of this Section 5.3), neither Purchaser nor any of its Affiliates shall be required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

                  Section 5.4 Further Assurances. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices and other instruments, and take such further actions, as may be necessary or appropriate to assure fully to Purchaser, its successors and assigns all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby. Such actions shall include, without limitation, causing the release of any Liens on the Conveyed Assets, including any Liens in connection with the Master Loan and Security Agreement No. 7711, dated November 19, 1999, between Oxford Venture Finance, LLC and Seller, and the filing of UCC-3 Termination Statements to reflect the release of such Liens.

                  Section 5.5 Tax Matters. (a) Seller shall pay any and all Transaction Taxes imposed in connection with the transfer of the Conveyed Assets, the assumption of the Assumed Liabilities and the execution, delivery or performance of any of the Related Instruments, and shall file such applications and documents as shall permit any such Transaction Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedures.

                  (b) Seller shall pay all Taxes with respect to the Conveyed Assets, regardless of when due and payable, (i) with respect to all taxable periods ending on or prior to the Closing Date and (ii) with respect to all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such periods up to and including the Closing Date. After the Closing Date, all refunds of Taxes paid by Seller that are attributable to any such periods shall be for the account of Seller.

                  (c) Except as otherwise provided in Section 5.5(a), Purchaser shall pay all Taxes with respect to the Conveyed Assets, regardless of when due and payable, (i) with respect to all taxable periods beginning after the Closing Date and (ii) with respect to all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such periods commencing after the Closing Date. All refunds of Taxes paid by Purchaser that are attributable to any such periods shall be for the account of Purchaser.

                  Section 5.6 Publicity. Except as otherwise required by applicable Law or applicable stock exchange or Nasdaq National Market System requirements, neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other party, which approval shall not be unreasonably withheld or delayed.; provided, however, that each of Seller and Purchaser may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures, press releases or public statements approved by the other party in accordance with this Section 5.6 and which do not reveal non-public information about the other party.

                  Section 5.7 Certain Provisions Relating to the Transfer. Except in respect of Nonassignable Assets (which are the subject of Section 2.5 hereof), in the event that record or beneficial ownership or possession of any Conveyed Asset has not been transferred to Purchaser on the Closing Date, Seller and Purchaser shall cooperate and shall use their reasonable best efforts to transfer, or cause to be transferred, as promptly as practicable, from Seller to Purchaser such Conveyed Asset, and pending such transfer to Purchaser, Seller shall hold such Conveyed Asset and provide to Purchaser all of the benefits and liabilities associated with the ownership and operation of such Conveyed Asset and, accordingly, Seller shall cause such Conveyed Asset to be operated or retained as may reasonably be instructed by Purchaser.

                  Section 5.8 Supplemental Disclosure. Each party will promptly notify the other party in writing if it is in, or becomes aware of any fact or condition that causes or constitutes a, breach of any of its representations or warranties as of the date of this Agreement, or if it becomes aware of the existence or occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of the existence, occurrence or discovery of such fact or condition. The delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to a party receiving such notice.

                  Section 5.9 Closing Documents. At or prior to the Closing, (i) Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the documents and instruments described in Section 2.4(b) and (ii)

Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller the documents and instruments described in Section 2.4(c).

                  Section 5.10 Patent Prosecution

                  Seller shall render reasonable assistance to Purchaser in the Prosecution of the Conveyed Intellectual Property whenever requested to do so, at Purchaser*s expense, including without limitation to cooperate, and to require each past or present employee, consultant, representative, contractor, agent or other individual under the custody or control of Seller (including without limitation any such individual that is, or is identified as, an inventor of any of the Conveyed Intellectual Property) to cooperate, with Purchaser, its attorneys, agents, successors and assigns, to Prosecute, assert, enforce and defend, and to otherwise protect any and all of the Conveyed Intellectual Property and Purchaser's rights and title therein, including, without limitation, to (a) execute such documents, sign all lawful papers, and make all rightful oaths as Purchaser deems reasonably necessary or appropriate in connection with same; (b) communicate any facts known or reasonably available respecting any of the Conveyed Intellectual Property; and (c) provide all documents, samples and other tangible materials necessary or useful testimony to Prosecute, assert, enforce and/or defend any of the Conveyed Intellectual Property.

                  Section 5.11 Non-Competition

                  (a) For a period of fifteen (15) years after the Closing Date, neither Seller nor any of its Subsidiaries (each, a "Restricted Party" and, collectively, the "Restricted Parties") shall, directly or indirectly, anywhere in the world, engage in the Business as currently conducted ("Competitive Activity"); provided, however, that it shall not be a violation of this Section 5.10(a) for a Restricted Party to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in, own an interest in or acquire all or a majority of the stock or assets of any Person that is not "significantly engaged in a Competitive Activity" (as defined below) or (iii) invest in securities representing less than five percent (5%) of the outstanding capital stock of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system. For purposes of this Section 5.10(a), "significantly engaged in a Competitive Activity" shall mean that at least 10% of the consolidated net revenue derived during the last complete fiscal year of the acquired Person is derived from a Competitive Activity.

                  (b) The parties hereto agree that the covenants set forth in this Section 5.10 shall be enforced to the fullest extent permissible under applicable Law. If all or any part of this Section 5.10 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Seller agrees that in the event of a breach or threatened breach by it or any of its Subsidiaries of the provisions of this Section 5.10, money damages would not be an adequate remedy and that Purchaser shall be entitled to seek temporary, preliminary or permanent injunctive relief without the necessity of posting a bond. If any part of this Section 5.10 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

                  Section 5.12 Confidentiality.

For purposes of this Agreement, all information pertaining to the Conveyed Assets, including without limitation the Conveyed Intellectual Property, the Prosecution, assertion, enforcement or defense of any of same, and the Regulatory Filings, shall be treated by Seller as the "Confidential Information" of Purchaser.

Restrictions on Disclosure and Use. With regard to Confidential Information, for a period beginning on the Closing Date and continuing for a period of ten (10) years, Seller agrees:

                  (a) not to use the Confidential Information except for the sole purpose of performing under the terms of this Agreement;

                  (b) to use its best efforts to safeguard Confidential Information against disclosure to others; and

                  (c) not to disclose Confidential Information to others (except to its employees, agents or consultants who are bound by a like obligation of confidentiality) without the express prior written permission of Purchaser, except that Seller shall not be prevented from using or disclosing any of the Confidential Information which:

                           (i) is now, or becomes in the future, public
                  knowledge other than through any act or omission by or on behalf of Seller or any past or present employee, agent, contractor or consultant thereof;

                           (ii) is lawfully obtained by Seller from a source
                  independent of Purchaser, provided that such source is not known to Seller to be bound by a confidentiality agreement with Purchaser or otherwise prohibited from transmitting the information to Seller by a contractual, legal or fiduciary obligation; or

                           (iii) is required by Law to be disclosed, only to the
                  extent so required and provided that Seller notifies Purchaser sufficiently prior to the deadline for such disclosure to permit Purchaser to seek, at Seller's expense, a protective order or confidential treatment or otherwise limit the extent of such disclosure, and cooperates with Purchaser in obtaining same.

                  Section 5.13 Rights to Certain Technologies of Seller.

                  At any time during the period commencing on the Closing Date and ending on the date that is one year after the Closing Date, Purchaser may notify Seller in writing of Purchaser's election (the "Election") to enter into a license agreement with Seller for Purchaser to develop one of the following pre-clinical products (each, a "Pre-Clinical Product"):

                  (1) hepatocyte growth factor (HGF) proteins and fragments thereof;

                  (2) prostate specific antigen (PSA) and fragments thereof; and

                  (3) tissue factor pathway inhibitor protein (TFPI).

                  Following Seller's receipt of Purchaser's Election, Purchaser and Seller shall negotiate in good faith the terms of such license agreement for a period of 60 days, consistent with commercially reasonable terms in the biotechnology industry, provided that such license agreement shall provide for no up-front license fee and royalty payments of no more than 5% of revenues derived from such Pre-Clinical Product. Seller may not enter into any license agreement with respect to such Pre-Clinical Product with a third party unless Purchaser and Seller do not reach agreement by the end of such 60-day period, after which time Seller may only enter into a license agreement with respect to such Pre-Clinical Product on terms and conditions that are no more favorable to such third party than the most favorable terms and conditions proposed by Seller to Purchaser at any time during such 60-day period.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following condition: There shall not be in effect any Law of any Governmental Entity that makes illegal, enjoins or prevents the consummation of the transactions contemplated by this Agreement.

                  Section 6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

                  (a) The representations and warranties of Seller contained in
Article III of this Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Seller contained in Article III of this Agreement that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

                  (b) Seller shall have performed and complied with in all material respects all agreements and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

                  (c) Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an officer of Seller, to the effect of
Section 6.2(a) and Section 6.2(b) above; and

                  (d) Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 2.4(b) hereof.

                  Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by
Seller:

                  (a) The representations and warranties of Purchaser contained in Article IV of this Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Purchaser contained in Article IV of this Agreement that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

                  (b) Purchaser shall have performed and complied with in all material respects all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

                  (c) Seller shall have received from Purchaser a certificate dated the Closing Date, duly executed by an officer of Purchaser, to the effect of Section 6.3(a) and Section 6.3(b) above; and

                  (d) Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 2.4(c) hereof.

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

                  (a) mutual written consent of Seller and Purchaser;

                  (b) either Seller or Purchaser, if the Closing shall not have occurred on or before December 31, 2002 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

                  (c) either Seller or Purchaser, if a competent Governmental Entity shall have issued a ruling, decree, order or injunction or taken any other action which, in any such case, permanently restrains, enjoins or prohibits the consummation of the transactions contemplated hereby and such ruling, decree, order or injunction or other action shall have become final and non-appealable; provided, however, that in the event that such ruling, decree, order or injunction or other action has been entered, the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such ruling, decree, order, injunction or other action; or

                  (d) either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the other party such that any of the conditions set forth in Article VI would not be satisfied, such breach has not been waived by the terminating party, and such breach has not been cured within 30 days following the terminating party's written notice of such breach to the other party.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of either party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article IX and Sections 5.2(b) and
7.2 hereof; provided, however, that nothing contained in this Section 7.2 shall relieve either party to this Agreement from liability to the other party for any breach of this Agreement.

                  Section 7.3 Amendment. This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.

                  Section 7.4 Extension; Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

                  Section 8.1 Survival Period. The representations and warranties of the parties contained in Articles III and IV hereof shall survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties of Seller contained in Section 3.13 hereof shall survive the Closing until the date that is 90 days after the expiration of the applicable statute of limitations and the representations and warranties of Seller contained in Sections 3.1, 3.2 and 3.10 hereof and of Purchaser contained in Sections 4.1, 4.2 and 4.5 hereof shall survive the Closing indefinitely. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the "Survival Period" with respect to such representation or warranty. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms. In the event notice of any claim for indemnification under Sections 8.2(a)(i) or 8.2(b)(i) hereof shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations and warranties that are the subject of such claim shall survive with respect to such claim until such claim is finally resolved.

                  Section 8.2 Indemnification. Subject to the terms and conditions set forth in this Article VIII, from and after the Closing:

                  (a) Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and their respective directors, officers, equity holders, employees, agents, legal counsel, independent accountants and representatives and their respective heirs, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all Losses that are directly or indirectly imposed on, suffered or incurred by any Purchaser Indemnified Party arising out of or relating to (i) any breach of, or inaccuracy in, any representation or warranty of Seller in this Agreement or any of the Related Instruments, (ii) any failure to perform, or breach of, any covenant or agreement of Seller set forth in this Agreement or any of the Related Instruments, (iii) any of the Excluded Liabilities or (iv) the conduct of the Business prior to the Closing or in connection with the performance by Seller of this Agreement. "Losses" shall mean any and all liabilities, obligations, losses, assessments, judgments, fines, damages, deficiencies, demands, claims, actions, causes of action, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses and any amounts paid in investigation, defense or settlement of any of the foregoing), of any kind, manner or nature whatsoever, whether or not arising out of third-party claims.

                  (b) Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, equity holders, employees, agents, legal counsel, independent accountants and representatives and their respective heirs, successors and assigns (collectively, the "Seller Indemnified Parties") from and against any and all Losses that are directly or indirectly imposed on, suffered or incurred by any Seller Indemnified Party arising out of or relating to (i) any breach of, or inaccuracy in, any representation or warranty of Purchaser in this Agreement or any of the Related Instruments, (ii) any failure to perform, or breach of, any covenant or agreement of Purchaser set forth in this Agreement or any of the Related Instruments, (iii) any of the Assumed Liabilities or (iv) the conduct of the Business after the Closing.

                  Section 8.3 Indemnification Procedures. (a) All claims for indemnification by any party entitled to indemnification under this Article VIII (an "Indemnified Party") with respect to a third-party claim shall be asserted and resolved as set forth in this Section 8.3. In the event that any claim or demand by a third party for which a party hereto (the "Indemnifying Party") may be required to indemnify any Indemnified Party hereunder (a "Claim") is asserted against or sought to be collected from any such Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such Claim and any relevant facts and circumstances relating thereto (the "Claim Notice"); provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are materially prejudiced thereby.

                  (b) The Indemnifying Party shall have 15 days from delivery of the Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall control such defense at the Indemnifying Party's expense. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless the Indemnifying Party fails to diligently pursue the defense of such Claim; provided that the Indemnified Party shall have the right to employ counsel to represent it if the Indemnified Party has been advised by counsel that either (x) such Claim involves remedies which, in the Indemnified Party's reasonable judgment, could have a material adverse effect on such Indemnified Party, (y) the Indemnified Party may have available to it one or more defenses or counterclaims which are inconsistent with or additional to those available to the Indemnifying Party or (z) the use of counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be responsible for the fees and expenses of more than one counsel for all Indemnified Parties with respect to such Claim. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, then the Indemnified Party shall defend such Claim by appropriate proceedings and shall control such defense, at the expense of the Indemnifying Party.

                  (c) The parties shall render to each other such assistance as may reasonably be requested, at the expense of the Indemnifying Party, in order to insure the proper and adequate defense of any such Claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such Claim and giving the other party reasonable access to any books, records and other documents and information relating to the defense of such Claim.

                  (d) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to a Claim without the prior written consent of the Indemnified Party, unless the judgment or settlement (x) involves only the payment of money damages and (y) includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to a Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  Section 8.4 Qualifications on Liability. (a) In no event shall Seller be liable for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate amount of all Losses which are incurred or suffered by the Purchaser Indemnified Parties thereunder exceeds $60,000, in which case the Purchaser Indemnified Parties shall only be entitled to indemnification for such Losses in excess of such amount; provided, however, that Seller shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) in an aggregate amount in excess of the Purchase Price.

                  (b) In no event shall Purchaser be liable for indemnification pursuant to Section 8.2(b)(i) unless and until the aggregate amount of all Losses which are incurred or suffered by the Seller Indemnified Parties thereunder exceeds $60,000, in which case the Seller Indemnified Parties shall only be entitled to indemnification for such Losses in excess of such amount; provided, however, that Purchaser shall not be required to make payments for indemnification pursuant to Section 8.2(b)(i) in an aggregate amount in excess of the Purchase Price.(c) (c) Although a representation, warranty, covenant or agreement of either party hereto may not be deemed breached or inaccurate unless or until a certain standard as to "material," "materiality" or "Material Adverse Effect" has been met, for purposes of calculating Losses in connection with this
Article VIII, once such standard has been met, the Indemnified Party shall be entitled to indemnification for all Losses arising out of or relating to such breach or inaccuracy of any such representation, warranty, covenant or agreement without giving effect to any such standard.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) upon confirmation of receipt when transmitted by facsimile transmission, (y) on receipt after dispatch by registered or certified mail, postage prepaid, or (z) on the next Business Day if transmitted by national overnight courier, addressed in each case as follows (or to such other address which has been delivered in accordance with this Section 9.1):

                                (a) if to Purchaser, to:

                                    Celgene Corporation
                                    7 Powder Horn Drive
                                    Warren, New Jersey 07059
                                    Telephone: (732) 271-1001
                                    Facsimile: (732) 805-3931
                                    Attention: Robert J. Hugin

                                    with a copy to:

                                    Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York 10036
                                    Telephone: (212) 969-3000
                                    Facsimile: (212) 969-2900

                                    Attention: Robert A. Cantone, Esq.

                                (b) if to Seller, to:

                                    EntreMed, Inc.
                                    9640 Medical Center Drive
                                    Rockville, Maryland 20850
                                    Telephone: (240) 864-2600
                                    Facsimile: (240) 864-2601
                                    Attention: President

                                    with a copy to:

                                    Arnold & Porter
                                    555 Twelfth Street, NW
                                    Washington, DC 20004
                                    Telephone: (202) 942-5000
                                    Facsimile: (202) 942-5999
                                    Attention: Richard E. Baltz, Esq.

                  Section 9.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 9.3 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

                  Section 9.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Seller Disclosure Letter and the Related Instruments constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement, dated December 16, 2002, between Seller and Purchaser.

                  Section 9.5 Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Related Instruments, except as otherwise expressly provided herein.

                  Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York located in New York County and of the United States District Court for the Southern District of New York, as well as any courts of appeal therefrom, for any litigation arising out of or relating to this Agreement, any of the Related Instruments or any of the transactions contemplated hereby or thereby (and agrees not to commence any litigation relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of or relating to this Agreement, any of the Related Instruments or any of the transactions contemplated hereby or thereby in the courts of the State of New York located in New York County and of the United States District Court for the Southern District of New York, as well as any courts of appeal therefrom, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Law.

                  Section 9.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE RELATED INSTRUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either of the parties hereto, in whole or in part, without the prior written consent of the other party hereto, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.

                  Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as expressly provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 9.10 Interpretation. In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 9.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

                  Section 9.12 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

                  Section 9.13 Bulk Sales Laws. Purchaser waives compliance by Seller with any bulk sales or similar Laws applicable to the transactions contemplated hereby.

                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.


                                             CELGENE CORPORATION


                                            By: /s/ Robert J. Hugin
                                                --------------------------------
                                                Name: Robert J. Hugin
                                                Title: Senior Vice President and
                                                       Chief Financial Officer


                                            ENTREMED, INC.


                                            By: /s/ Neil Campbell
                                                --------------------------------
                                                Name: Neil Campbell
                                                Title: President